Exhibit 17(c)




(BULL LOGO)
Merrill Lynch Investment Managers

Semi-Annual Report
February 28, 2002

Merrill Lynch
U.S. Government
Mortgage Fund

www.mlim.ml.com

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

Statements and other information herein are as dated and are subject to change.

Merrill Lynch U.S. Government Mortgage Fund
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recycled paper

Merrill Lynch U.S. Government Mortgage Fund

DEAR SHAREHOLDER

Economic Environment

During the six-month period ended February 28, 2002, the US Treasury yield curve steepened dramatically. The Federal Reserve Board eased monetary policy four times during the period, bringing the Federal Funds rate 175 basis points (1.75%) lower to 1.75%. Yields on short-term and intermediate-term Treasury notes fell also with the two-year and five-year notes 57 basis points and 19 basis points lower, respectively, at the end of the period. Longer-term interest rates, though volatile throughout the period, ended little changed with ten-year and 30-year yields less than five basis points higher at the end of the six-month period. The performance of mortgage-backed securities (MBS) for the period were aided by a steeper Treasury yield curve, more stable long-term interest rates and a volatile corporate sector.

During the six-month period ended February 28, 2002, MBS outperformed both the Treasury and credit sectors on a total rate-of-return basis. This can be illustrated in a very broad sense by the returns of these sectors in the unmanaged Salomon Smith Barney Broad Investment Grade Index. The mortgage sector of this Index returned +3.66% for the six-month period ended February 28, 2002, which compares favorably to the +2.46% and +2.42% returns of the Treasury and corporate sectors, respectively. To illustrate further, 30-year Federal National Mortgage Association 6% returned +4.20% for the six-month period, which compares favorably to the return of the 10-year Treasury note, which returned +1.73% for the same period with a similar average life. Also, in 15-year MBS, Fannie Mae Dwarf 6% returned +3.86% for the period, comparing favorably to the return of the five-year Treasury note, which returned +3.08% for the same period and also with a similar average life.

Portfolio Strategy

For the six months ended February 28, 2002, the Fund's Class A, Class B, Class C and Class D Shares returned +3.39%, +3.00%, +2.98% and +3.26%, respectively. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 3 and 4 of this report to shareholders.) We had an ongoing strategy of avoiding unwanted prepayments, eluding those MBS that would be adversely affected by an increase to prepayments.

We concentrated our investments during the period in current coupon 6% and 6.5% MBS, which also participated in dollar rolls enhancing performance. Early in the period we sold some Fannie Mae multifamily pools that were benchmarked off of the very short part of the US Treasury yield curve. With short-term yields at historically low levels, we sold these pools in favor of higher-yielding MBS collateral and longer multifamily pools benchmarked off the five-year - ten-year portion of the Treasury yield curve. In addition to having stated final maturity dates of five years - ten years, the multifamily pools we purchased have protection by means of lockouts and yield maintenance. The US Treasury yield curve remains very steep offering "roll down" value. We favored the five-year - ten-year area of the Treasury curve as it represents the steepest, and therefore most valuable part of the curve. Later in the period as interest rate volatility subsided and long-term interest rates became more stable, we moved higher in coupon. With the ten-year yield a benchmark for MBS off its low, prepayment risk had subsided and coupon income became a larger component of total rate of return.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

The Fund benefited from being heavily weighted in MBS for the period as it proved to be a prudent fixed-income investment. We will continue to remain heavily weighted in MBS as we believe they offer excellent liquidity and credit quality with yields that remain attractive. Additionally, with short-term interest rates so low, we anticipate continuing to remain fully invested.

In Conclusion

We thank you for your continued investment in Merrill Lynch U.S. Government Mortgage Fund, and we look forward to discussing our outlook and strategy with you in our next report to shareholders.

Sincerely,

(Terry K. Glenn)
Terry K. Glenn
President and Trustee

(Frank Viola)
Frank Viola
Portfolio Manager

(Teresa L. Giacino)
Teresa L. Giacino
Portfolio Manager

April 9, 2002

We are pleased to announce that Frank Viola and Teresa Giacino have been named Portfolio Managers and are responsible for the day-to-day management of Merrill Lynch U.S. Government Mortgage Fund. Mr. Viola joined Merrill Lynch Investment Managers, L.P. (MLIM) in 1997 as Portfolio Manager in the US Fixed-Income Group. Ms. Giacino joined MLIM in 1985, gaining experience in all phases of mortgage investment.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

PERFORMANCE DATA

About Fund Performance

Investors are able to purchase shares of the Trust through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 4% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors, as detailed in the Fund's prospectus. If you were a Class A shareholder prior to October 21, 1994, your Class A Shares were redesignated to Class D Shares on October 21, 1994. However, in the case of certain eligible investors, the shares were simultaneously exchanged for Class A Shares.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.50% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 10 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.55% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 4% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Recent Performance Results*


                                                                                          Ten Years/
                                                              6-Month       12-Month    Since Inception  Standardized
As of February 28, 2002                                     Total Return  Total Return   Total Return    30-Day Yield
ML U.S. Government Mortgage Fund Class A Shares                +3.39%        +7.73%         +73.42%         4.56%
ML U.S. Government Mortgage Fund Class B Shares                +3.00         +7.02          +76.90           3.99
ML U.S. Government Mortgage Fund Class C Shares                +2.98         +6.97          +63.35           3.94
ML U.S. Government Mortgage Fund Class D Shares                +3.26         +7.58          +86.25           4.32


*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the payable date. The Fund's ten-year/inception periods are from 10/21/94 for Class A & Class C Shares and ten years for Class B & Class D Shares.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

PERFORMANCE DATA (concluded)

Average Annual Total Return


                                                                      % Return Without           % Return With
                                                                        Sales Charge             Sales Charge**
Class A Shares*

One Year Ended 12/31/01                                                     +7.87%                    +3.55%
Five Years Ended 12/31/01                                                   +6.96                     +6.09
Inception (10/21/94) through 12/31/01                                       +7.67                     +7.06

*Maximum sales charge is 4%. **Assuming maximum sales charge.



                                                                          % Return                  % Return
                                                                        Without CDSC              With CDSC**
Class B Shares*

One Year Ended 12/31/01                                                     +7.04%                    +3.04%
Five Years Ended 12/31/01                                                   +6.15                     +6.15
Ten Years Ended 12/31/01                                                    +5.64                     +5.64


*Maximum contingent deferred sales charge is 4% and is reduced to 0% after four years. **Assuming payment of applicable contingent deferred sales charge.


                                                                          % Return                  % Return
                                                                        Without CDSC               With CDSC**
Class C Shares*

One Year Ended 12/31/01                                                     +6.99%                    +5.99%
Five Years Ended 12/31/01                                                   +6.10                     +6.10
Inception (10/21/94) through 12/31/01                                       +6.80                     +6.80

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year. **Assuming payment of applicable contingent deferred sales charge.


                                                                      % Return Without            % Return With
                                                                        Sales Charge             Sales Charge**
Class D Shares*

One Year Ended 12/31/01                                                     +7.60%                    +3.29%
Five Years Ended 12/31/01                                                   +6.70                     +5.83
Ten Years Ended 12/31/01                                                    +6.19                     +5.75


*Maximum sales charge is 4%. **Assuming maximum sales charge.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

SCHEDULE OF INVESTMENTS


                                                          Face         Interest         Original Maturity
Issue                                                    Amount          Rate                Date(s)                Value
US Government Agency Mortgage-Backed Obligations*--95.8%

Fannie Mae                                             $ 24,997,510   5.50%           1/01/2032 - 3/01/2032         $24,166,969
                                                         45,000,000   6.00                   TBA(9)                  44,732,700
                                                        104,672,694   6.50           12/01/2008 - 1/01/2014         108,653,986
                                                        178,189,930   6.50           4/01/2026 - 11/01/2031         181,221,521
                                                         11,039,067   7.00           11/01/2013 - 11/01/2014         11,538,754
                                                            111,927   7.00                  8/01/2029                   115,480
                                                                257   7.50                  1/01/2025                       271
                                                            287,548   8.00            9/01/2024 - 9/01/2027             306,047
                                                            274,735   8.50            5/01/2010 - 8/01/2012             292,610
                                                          6,995,272   8.50(3)               7/15/2023                 7,599,592
                                                          4,550,324   9.50                  3/01/2020                 4,868,847
                                                          7,376,524  11.00           2/01/2011 - 11/01/2020           8,357,461
                                                              9,626  11.50                  6/01/2015                    10,691
                                                            694,296  13.00            8/01/2010 - 4/01/2015             808,061

Fannie Mae                               #0384603         6,216,297   5.50(2)              12/01/2011                 6,186,508
Mortgage-Backed Securities--             #0384518         7,683,098   5.56(2)              12/01/2011                 7,620,366
Multi-Family++                           #0384046         9,946,745   5.67(10)              9/01/2006                10,251,364
                                         #0384758        11,488,396   5.86(10)              1/01/2009                11,815,098
                                         #0254243         6,977,619   6.00(7)               2/01/2009                 7,126,540
                                         #0160465        32,461,929   6.16(8)               8/01/2013                33,827,729
                                         #0380332         9,237,197   6.195(7)              6/01/2005                 9,680,811
                                         #0380021         5,994,185   6.49(2)               1/01/2008                 6,334,312
                                         #0073894           943,816   6.525(7)             12/01/2003                   979,254
                                         #0073885           850,586   6.545(2)              1/01/2007                   902,865
                                         #0073873           733,863   6.625(2)              2/01/2007                   781,148
                                         #0073221         1,395,850   6.715(7)             10/01/2005                 1,484,395
                                         #0073915         1,429,479   6.87(2)               1/01/2007                 1,533,736
                                         #0073910        11,334,086   6.875(2)              1/01/2007                12,165,086
                                         #0375043         3,428,730   6.895(2)              4/01/2007                 3,682,865
                                         #0375007        11,596,975   6.94(2)               3/01/2007                12,477,571
                                         #0375012         3,144,531   6.95(2)               4/01/2007                 3,384,549
                                         #0073944        13,285,157   6.96(2)               1/01/2007                14,302,483
                                         #0073952         2,619,478   6.96(2)               1/01/2007                 2,819,748
                                         #0073946         5,124,948   6.97(2)               2/01/2007                 5,519,225
                                         #0073969         7,523,327   7.05(2)               2/01/2007                 8,124,355
                                         #0073962         4,503,329   7.085(2)              2/01/2007                 4,870,599
                                         #0073967         4,375,610   7.105(2)              2/01/2007                 4,735,845
                                         #0073992         2,487,875   7.115(2)              2/01/2007                 2,693,688
                                         #0375069         1,019,285   7.122(2)              4/01/2007                 1,103,885
                                         #0073943         1,350,628   7.18(4)               2/01/2019                 1,446,198
                                         #0073608         4,654,176   7.49(2)               8/01/2006                 5,092,800
                                         #0375052         4,555,563   7.50(2)               3/01/2027                 5,058,501
                                         #0109076         2,055,715   7.59(2)               8/01/2006                 2,255,438
                                         #0160024         2,112,779   7.625(2)             11/01/2003                 2,186,024
                                         #0160095         6,844,537   7.66(2)               3/01/2004                 7,126,791

Fannie Mae                              98-M1-IO2        90,043,783   0.68635(1)            2/25/2013                 3,880,887
Mortgage-Backed Securities--            94-M1-IO         45,986,957   0.87(1)              10/25/2003                   712,798
REMICs**--Multi-Family++                98-M3-B          10,355,266   6.45                  8/17/2013                10,770,967
                                        97-M8-A2         19,135,000   7.16                  1/25/2022                20,582,917
                                        96-M3-A2         40,500,000   7.41                  3/25/2021                43,697,560

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

SCHEDULE OF INVESTMENTS (continued)


                                                          Face       Interest           Original Maturity
Issue                                                    Amount        Rate                  Date(s)                Value
US Government Agency Mortgage-Backed Obligations* (concluded)

Fannie Mae REMICs**                     94-56-TB         $5,239,230   6.50(1)%              7/25/2022                  $880,149
                                        Trust 273         2,490,081   7.00(1)               7/01/2026                   475,017
                                        96-W1-AL          6,764,006   7.25                  3/25/2026                 7,030,643

Freddie Mac                                                     466  10.00                  7/01/2019                       518
Participation Certificates                                3,883,765  10.50            1/01/2010 - 9/01/2020           4,373,702
                                                            906,532  11.00            8/01/2010 - 9/01/2020           1,024,478
                                                          1,038,747  11.50           12/01/2011 - 6/01/2020           1,190,112
                                                            524,094  12.00            5/01/2010 - 6/01/2020             598,435
                                                            723,959  12.50           11/01/2014 - 7/01/2019             826,579
                                                          1,351,186  13.00           11/01/2009 - 2/01/2016           1,538,308

Freddie Mac                                              29,847,514   6.00            4/01/2009 - 2/01/2017          30,373,852
Participation Certificates--Gold Program                 94,353,955   6.00            6/01/2029 - 2/01/2032          94,015,286
                                                         24,998,235   6.50            9/01/2013 - 1/01/2017          25,818,693
                                                        263,605,531   6.50         10/01/2028 - 10/01/2031(9)       268,077,078
                                                         37,980,270   7.00            8/01/2011 - 6/01/2016          39,709,142
                                                        140,967,540   7.00           9/01/2028 - 10/01/2031         145,379,859
                                                          6,700,757   7.50           5/01/2009 - 10/01/2011           7,115,807
                                                            205,270   7.50                  8/01/2017                   214,897
                                                          6,846,255   8.00            1/01/2007 - 7/01/2012           7,241,367
                                                             53,460   8.00                 10/01/2027                    56,820
                                                          1,927,446   8.50            1/01/2025 - 7/01/2025           2,091,765
                                                          1,147,227  10.50           10/01/2020 - 12/01/2020          1,300,158

Freddie Mac REMICs**                    Trust 134           428,683   9.00(1)               4/01/2022                    69,418
                                        Trust 1220        2,051,043  10.00                  2/15/2022                 2,034,091

Government National Mortgage Association                  8,963,838   6.00           5/15/2024 - 11/15/2031           8,956,313
                                                         82,078,045   6.50          10/15/2023 - 7/15/2029(9)        83,707,682
                                                        163,100,338   7.00           4/15/2023 - 11/15/2031         168,973,443
                                                              3,214   7.50                  1/15/2007                     3,414
                                                         54,730,177   7.50          7/15/2022 - 2/15/2030(9)         57,729,088
                                                         23,691,586   8.00            1/15/2024 - 8/15/2026          25,298,191
                                                         11,550,402  10.00           12/15/2015 - 12/15/2021         13,009,006
                                                             48,969  10.50            1/15/2016 - 4/15/2021              55,930
                                                                 78  11.00                  1/15/2016                        91
                                                              1,037  11.50                  8/15/2013                     1,199

Total US Government Agency Mortgage-Backed Obligations (Cost--$1,631,589,948)                                     1,669,058,427

US Government Agency Obligations***--11.5%

Fannie Mae                                              200,000,000   1.71                  3/13/2002               199,886,333


Total US Government Agency Obligations (Cost--$199,886,333)                                                         199,886,333

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

SCHEDULE OF INVESTMENTS (concluded)


       Face
      Amount                                             Issue                                                      Value

Repurchase Agreements****--6.6%

$115,700,000           Morgan Stanley & Company, Inc., purchased on 2/28/2002 to yield 1.85% to 3/01/2002         $ 115,700,000

Total Repurchase Agreements (Cost--$115,700,000)                                                                    115,700,000




                      Nominal Value                                                     Strike  Notification
                   Covered by Options                                                   Price       Date

Options Purchased--0.0%
Call Options           10,902,149      Government National Mortgage Association,
Purchased                              30-Year, 6.75% Adjustable Rate Mortgage(5)(6)     100    9/20/2011(5)              8,722

Total Options Purchased (Cost--$0)                                                                                        8,722

Total Investments (Cost--$1,947,176,281)--113.9%                                                                  1,984,653,482

Options Written--0.0%

Put Options            10,902,149      Government National Mortgage Association,
Written                                30-Year, 6.75% Adjustable Rate Mortgage(5)(6)     100    9/20/2011(5)            (10,902)

Total Options Written (Premiums Received--$0)                                                                           (10,902)

Total Investments, Net of Options Written (Cost--$1,947,176,281)--113.9%                                          1,984,642,580
Liabilities in Excess of Other Assets--(13.9%)                                                                     (242,643,887)
                                                                                                                 ---------------
Net Assets--100.0%                                                                                               $1,741,998,693
                                                                                                                 ===============

(1)Represents the interest only portion of a mortgage-backed obligation.
(2)Represents balloon mortgages that amortize on a 20-year, 25-year or 30-year schedule and have 10-year original maturities.
(3)Federal Housing Administration/Veterans' Administration Mortgages packaged by the Federal National Mortgage Association.
(4)Represents a balloon mortgage that amortizes on a 22-year schedule and has a 22-year original maturity.
(5)Represents European style options which can be exercised only on the notification date. These options, when combined, represent a standby purchase commitment whereby the Fund is obligated to purchase the outstanding principal amount of specific Government National Mortgage Association, 30-year, 6.75% Adjustable Rate Mortgage pools as of September 20, 2011. For this commitment, the Fund receives a net .12% per annum based on the nominal value covered by the options.
(6)Adjustable Rate Security. The interest rate resets annually at the 1-year Constant Maturing Treasury rate plus 1.5%, subject to a 1% annual adjustment cap and an 11% life cap.
(7)Represents balloon mortgages that amortize on a 30-year schedule and have 7-year original maturities.
(8)Represents a mortgage that amortizes on a 15-year schedule and has a 15-year original maturity.
(9)Represents or includes a "to-be-announced" (TBA) transaction. The Fund has committed to purchasing or selling securities for which all specific information is not available at this time.
(10)Represents a balloon mortgage that amortizes on a 30-year schedule and has a 5-year original maturity.
++Underlying multi-family loans have prepayment protection by means of lockout periods and/or yield maintenance premiums.
*Mortgage-Backed Obligations are subject to principal paydowns as a result of prepayments or refinancings of the underlying mortgage instruments. As a result, the average life may be substantially less than the original maturity.
**Real Estate Mortgage Investment Conduits (REMIC).
***US Government Agency Obligations are traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund. ****Repurchase Agreements are fully collateralized by US Government Agency Obligations.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION


Statement of Assets and Liabilities as of February 28, 2002
Assets:               Investments, at value (identified cost--$1,947,176,281)                                   $1,984,644,760
                      Options purchased, at value (cost--$0)                                                             8,722
                      Cash                                                                                           2,027,033
                      Receivables:
                           Securities sold                                                   $104,163,743
                           Interest                                                            10,427,750
                           Beneficial interest sold                                             7,163,582
                           Principal paydowns                                                     196,038          121,951,113
                                                                                             ------------
                      Prepaid registration fees and other assets                                                       134,552
                                                                                                               ---------------
                      Total assets                                                                               2,108,766,180
                                                                                                               ---------------
Liabilities:          Options written, at value (premiums received--$0)                                                 10,902
                      Payables:
                           Securities purchased                                               351,693,364
                           Beneficial interest redeemed                                        10,660,627
                           Dividends to shareholders                                            2,135,894
                           Investment adviser                                                     553,521
                           Distributor                                                            552,654          365,596,060
                                                                                             ------------
                      Accrued expenses and other liabilities                                                         1,160,525
                                                                                                               ---------------
                      Total liabilities                                                                            366,767,487
                                                                                                               ---------------
Net Assets:           Net assets                                                                               $ 1,741,998,693
                                                                                                               ===============

Net Assets            Class A Shares of beneficial interest, $.10 par value,
Consist of:           unlimited number of shares authorized                                                    $     2,554,546
                      Class B Shares of beneficial interest, $.10 par value,
                      unlimited number of shares authorized                                                          5,448,439
                      Class C Shares of beneficial interest, $.10 par value,
                      unlimited number of shares authorized                                                          1,667,134
                      Class D Shares of beneficial interest, $.10 par value,
                      unlimited number of shares authorized                                                          7,693,791
                      Paid-in capital in excess of par                                                           1,886,447,232
                      Accumulated realized capital losses on investments--net                                     (199,278,748)
                      Unrealized appreciation on investments--net                                                   37,466,299
                                                                                                               ---------------
                      Net assets                                                                               $ 1,741,998,693
                                                                                                               ===============
Net Asset             Class A--Based on net assets of $256,344,749 and 25,545,456
Value:                shares of beneficial interest outstanding                                                $         10.03
                                                                                                               ===============
                      Class B--Based on net assets of $546,595,662 and 54,484,390
                      shares of beneficial interest outstanding                                                $         10.03
                                                                                                               ===============
                      Class C--Based on net assets of $167,229,449 and 16,671,340
                      shares of beneficial interest outstanding                                                $         10.03
                                                                                                               ===============
                      Class D--Based on net assets of $771,828,833 and 76,937,905
                      shares of beneficial interest outstanding                                                $         10.03
                                                                                                               ===============


See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION (continued)

Statement of Operations for the Six Months Ended February 28, 2002

Investment            Interest                                                                                 $    46,753,475
Income:
Expenses:             Investment advisory fees$ 3,732,191                                     $ 3,732,191
                      Account maintenance and distribution fees--Class B                        1,900,038
                      Account maintenance fees--Class D                                           917,991
                      Transfer agent fees--Class D                                                599,689
                      Transfer agent fees--Class B                                                458,459
                      Account maintenance and distribution fees--Class C                          409,150
                      Accounting services                                                         225,317
                      Transfer agent fees--Class A                                                196,584
                      Custodian fees                                                              136,962
                      Transfer agent fees--Class C                                                 90,232
                      Printing and shareholder reports                                             70,360
                      Professional fees                                                            56,440
                      Registration fees                                                            51,959
                      Pricing fees                                                                 38,332
                      Trustees' fees and expenses                                                  36,657
                      Other                                                                        28,725
                                                                                             ------------
                      Total expenses                                                                                 8,949,086
                                                                                                               ---------------
                      Investment income--net                                                                        37,804,389
                                                                                                               ---------------
Realized &            Realized gain on investments--net                                                              2,720,944
Unrealized            Change in unrealized appreciation/depreciation                                                10,068,206
Gain on               on investments--net
Investments--         Net Increase in Net Assets Resulting from Operations                                     $    50,593,539
Net:                                                                                                           ===============

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION (continued)

Statements of Changes in Net Assets

                                                                                           For the Six            For the
                                                                                          Months Ended          Year Ended
                                                                                        February 28, 2002     August 31, 2001
Increase (Decrease) in Net Assets:
Operations:        Investment income--net                                                  $ 37,804,389         $ 77,114,923
                   Realized gain on investments--net                                          2,720,944            3,784,133
                   Change in unrealized appreciation/depreciation on investments--net        10,068,206           68,774,825
                                                                                        ----------------      ---------------
                   Net increase in net assets resulting from operations                      50,593,539          149,673,881
                                                                                        ----------------      ---------------
Dividends to       Investment income--net:
Shareholders:           Class A                                                              (6,252,475)         (12,568,680)
                        Class B                                                             (11,193,977)         (21,183,948)
                        Class C                                                              (2,209,653)          (1,885,812)
                        Class D                                                             (18,148,284)         (41,476,483)
                                                                                        ----------------      ---------------
                   Net decrease in net assets resulting from dividends to
                   shareholders                                                             (37,804,389)         (77,114,923)
                                                                                        ----------------      ---------------
Beneficial         Net increase in net assets derived from beneficial interest
Interest           transactions                                                             242,005,717           65,775,375
Transactions:                                                                           ----------------      ---------------

Net Assets:        Total increase in net assets                                             254,794,867          138,334,333
                   Beginning of period                                                    1,487,203,826        1,348,869,493
                                                                                        ----------------      ---------------
                   End of period                                                        $ 1,741,998,693       $1,487,203,826
                                                                                        ================      ===============


See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION (continued)

Financial Highlights


                                                                                         Class A
The following per share data and ratios                      For the
have been derived from information                          Six Months
provided in the financial statements.                         Ended
                                                           February 28,               For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2002          2001          2000          1999          1998
Per Share          Net asset value, beginning of period           $ 9.95       $ 9.44        $ 9.37        $ 9.80        $ 9.64
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                            .25          .57           .58           .55           .60
                   Realized and unrealized gain (loss)
                   on investments--net                               .08          .51           .07         (.43)           .16
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations                  .33         1.08           .65           .12           .76
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                     (.25)        (.57)         (.58)         (.55)         (.60)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of period                $ 10.03       $ 9.95        $ 9.44        $ 9.37        $ 9.80
                                                           =============   ==========    ============    ==========   ===========
Total              Based on net asset value per share            3.39%++       11.77%         7.23%         1.24%         8.10%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                        .72%*         .75%          .75%          .70%          .68%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                         5.19%*        5.84%         6.23%         5.71%         6.18%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of period
Data:               (in thousands)                             $ 256,345    $ 234,930     $ 192,119     $ 212,131     $ 277,568
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                            145.78%      199.30%        37.28%        58.16%       301.88%
                                                           =============   ==========    ============    ==========   ===========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION (continued)

Financial Highlights (continued)


                                                                                         Class B
The following per share data and ratios                      For the
have been derived from information                          Six Months
provided in the financial statements.                         Ended
                                                           February 28,               For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2002          2001          2000          1999          1998
Per Share          Net asset value, beginning of period           $ 9.95       $ 9.44        $ 9.36        $ 9.79        $ 9.63
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                            .22          .50           .51           .48           .53
                   Realized and unrealized gain (loss)
                   on investments--net                               .08          .51           .08         (.43)           .16
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations                  .30         1.01           .59           .05           .69
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                     (.22)        (.50)         (.51)         (.48)         (.53)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of period                $ 10.03       $ 9.95        $ 9.44        $ 9.36        $ 9.79
                                                           =============   ==========    ============    ==========   ===========
Total              Based on net asset value per share            3.00%++       10.91%         6.53%          .46%         7.28%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                       1.48%*        1.52%         1.52%         1.46%         1.45%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                         4.42%*        5.07%         5.47%         4.95%         5.42%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of period
Data:               (in thousands)                             $ 546,596    $ 466,432     $ 405,846     $ 571,969     $ 627,818
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                            145.78%      199.30%        37.28%        58.16%       301.88%
                                                           =============   ==========    ============    ==========   ===========

*Annualized.
**Total investment returns exclude the effects of sales charges. ++Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION (continued)

Financial Highlights (continued)


                                                                                         Class C
The following per share data and ratios                      For the
have been derived from information                          Six Months
provided in the financial statements.                         Ended
                                                           February 28,               For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2002          2001          2000          1999          1998
Per Share          Net asset value, beginning of period           $ 9.95       $ 9.44        $ 9.36        $ 9.79        $ 9.63
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                            .21          .49           .51           .48           .52
                   Realized and unrealized gain (loss)
                   on investments--net                               .08          .51           .08         (.43)           .16
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations                  .29         1.00           .59           .05           .68
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                     (.21)        (.49)         (.51)         (.48)         (.52)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of period                $ 10.03       $ 9.95        $ 9.44        $ 9.36        $ 9.79
                                                           -------------   ----------    ------------    ----------   -----------
Total              Based on net asset value per share            2.98%++       10.86%         6.47%          .41%         7.23%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                       1.53%*        1.57%         1.57%         1.51%         1.51%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                         4.32%*        5.00%         5.43%         4.90%         5.35%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of period
Data:               (in thousands)                             $ 167,229     $ 56,706      $ 30,593      $ 46,614      $ 43,038
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                            145.78%      199.30%        37.28%        58.16%       301.88%
                                                           =============   ==========    ============    ==========   ===========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

FINANCIAL INFORMATION (concluded)


                                                                                         Class D
The following per share data and ratios                      For the
have been derived from information                          Six Months
provided in the financial statements.                         Ended
                                                           February 28,               For the Year Ended August 31,
Increase (Decrease) in Net Asset Value:                        2002          2001          2000          1999          1998
Per Share          Net asset value, beginning of period           $ 9.95       $ 9.44        $ 9.36        $ 9.79        $ 9.63
Operating                                                  -------------   ----------    ------------    ----------   -----------
Performance:       Investment income--net                            .24          .55           .56           .53           .58
                   Realized and unrealized gain (loss)
                   on investments--net                               .08          .51           .08         (.43)           .16
                                                           -------------   ----------    ------------    ----------   -----------
                   Total from investment operations                  .32         1.06           .64           .10           .74
                                                           -------------   ----------    ------------    ----------   -----------
                   Less dividends from investment
                   income--net                                     (.24)        (.55)         (.56)         (.53)         (.58)
                                                           -------------   ----------    ------------    ----------   -----------
                   Net asset value, end of period                $ 10.03       $ 9.95        $ 9.44        $ 9.36        $ 9.79
                                                           -------------   ----------    ------------    ----------   -----------
Total              Based on net asset value per share            3.26%++       11.49%         7.08%          .98%         7.84%
Investment                                                 =============   ==========    ============    ==========   ===========
Return:**

Ratios to          Expenses                                        .97%*        1.00%         1.00%          .95%          .93%
Average                                                    =============   ==========    ============    ==========   ===========
Net Assets:        Investment income--net                         4.94%*        5.59%         5.99%         5.47%         5.94%
                                                           =============   ==========    ============    ==========   ===========
Supplemental       Net assets, end of period
Data:               (in thousands)                             $ 771,829    $ 729,136     $ 720,311     $ 795,813     $ 866,013
                                                           =============   ==========    ============    ==========   ===========
                   Portfolio turnover                            145.78%      199.30%        37.28%        58.16%       301.88%
                                                           =============   ==========    ============    ==========   ===========


*Annualized.
**Total investment returns exclude the effects of sales charges.
++Aggregate total investment return.

See Notes to Financial Statements.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies:

Merrill Lynch U.S. Government Mortgage Fund (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. Income, expenses (other than expenses attributable to a specific class) and realized and unrealized gains and losses on investments are allocated daily to each class based on its relative net assets. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Securities traded in the over-the-counter market are valued at the last available bid price in the over-the-counter market or on the basis of yield equivalents as obtained from one or more dealers that make markets in the securities. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased).

Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Securities with a remaining maturity of sixty days or less are valued on an amortized cost basis, which approximates market value. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Trustees of the Fund.

(b) Repurchase agreements--The Fund invests in US Government securities pursuant to repurchase agreements. Under such agreements, the counterparty agrees to repurchase the security at a mutually agreed upon time and price. The Fund takes possession of the underlying securities, marks to market such securities and, if necessary, receives additional securities daily to ensure that the contract is fully collateralized. If the counterparty defaults and the fair value of the collateral declines, liquidation of the collateral by the Fund may be delayed or limited.

(c) Derivative financial instruments--The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Futures contracts--The Fund may purchase or sell financial futures contracts. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it.was opened and the value at the time is was closed.

* Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premiums paid or received).

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

NOTES TO FINANCIAL STATEMENTS (continued)

Written and purchased options are non-income producing investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Interest income and extended delivery fees are recognized on the accrual basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.

(h) Dollar rolls--The Fund sells mortgage-backed securities for delivery in the current month and simultaneously contracts to repurchase substantially similar (same type, coupon and maturity) securities on a specific future date. As of February 28, 2002, no dollar rolls were in effect.

2. Investment Advisory Agreement and Transactions with Affiliates: The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee based upon the average daily value of the Fund's net assets at the following rate:

Portion of Average Daily Value of Net Assets:                          Rate

Not exceeding $500 million                                            .500%
In excess of $500 million but not exceeding $1 billion                .475%
In excess of $1 billion but not exceeding $1.5 billion                .450%
In excess of $1.5 billion but not exceeding $2 billion                .425%
In excess of $2 billion but not exceeding $2.5 billion                .400%
In excess of $2.5 billion but not exceeding $3.5 billion              .375%
In excess of $3.5 billion but not exceeding $5 billion                .350%
In excess of $5 billion but not exceeding $6.5 billion                .325%
Exceeding $6.5 billion                                                .300%

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                 Account                         Distribution
                             Maintenance Fee                          Fee

Class B                           .25%                               .50%
Class C                           .25%                               .55%
Class D                           .25%                                --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders.

The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002 For the six months ended February 28, 2002, FAMD earned underwriting.discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                   FAMD                             MLPF&S
Class A                          $      10                         $       85
Class D                          $  15,605                         $  212,268

For the six months ended February 28, 2002, MLPF&S received contingent deferred sales charges of $286,792 and $23,525 relating to transactions in Class B and Class C Shares, respectively.

Furthermore, MLPF&S received contingent deferred sales charges of $1,300 relating to transactions subject to front-end sales charge waivers in Class A Shares.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

For the six months ended February 28, 2002, the Fund paid Merrill Lynch Securities Pricing Service, an affiliate of MLPF&S, $17,648 for security price quotations to compute the net asset value of the Fund.

For the six months ended February 28, 2002, the Fund reimbursed FAM $26,655 for certain accounting services.

Certain officers and/or trustees of the Fund are officers and/or directors of FAM, PSI, FAMD, FDS, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the six months ended February 28, 2002 were $2,395,312,342 and $2,289,658,932, respectively.

Net realized gains (losses) for the six months ended February 28, 2002 and net unrealized gains (losses) as of February 28, 2002 were as follows:

                                          Realized                 Unrealized
                                           Gains                     Gains
                                          (Losses)                  (Losses)

Long-term investments                     $ 824,984              $ 37,468,479
Short-term investments                       (1,515)                       --
Options purchased                          (425,500)                    8,722
Options written                             425,781                   (10,902)
Financial futures contracts               1,897,194                        --
                                        -----------              -------------
Total                                   $ 2,720,944              $ 37,466,299
                                        ===========              =============

As of February 28, 2002, net unrealized appreciation for Federal income tax purposes aggregated $37,466,299, of which $42,925,802 related to appreciated securities and $5,459,503 related to depreciated securities. The aggregate cost of investments, including options, at February 28, 2002 for Federal income tax purposes was $1,947,176,281.

Transactions in options written for the six months ended February 28, 2002 were as follows:

                                        Nominal Value
                                          Covered by               Premiums
Put Options Written                        Options                 Received

Outstanding put options written,
beginning of period                     15,602,752                      $ --
Options expired                         (4,700,603)                       --
                                       ------------              -------------
Outstanding put options
written, end of period                  10,902,149                      $ --
                                       ============              =============

                                       Nominal Value
                                         Covered by                 Premiums
Call Options Written                      Options                   Received

Outstanding call options written,
beginning of period                     50,000,000                 $ 425,781
Options exercised                      (50,000,000)                 (425,781)
                                       ------------              -------------
Outstanding call options
written, end of period                         --                      $ --
                                       ============              =============

4. Shares of Beneficial Interest:

Net increase in net assets derived from beneficial interest transactions was $242,005,717 and $65,775,375 for the six months ended February 28, 2002 and for the year ended August 31, 2001, respectively.

Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

NOTES TO FINANCIAL STATEMENTS (concluded)

Transactions in shares of beneficial interest for each class were as follows:

Class A Shares for the Six Months                                   Dollar
Ended February 28, 2002                   Shares                    Amount

Shares sold                              8,399,713              $ 84,271,103
Shares issued to shareholders
in reinvestment of dividends                71,168                   711,029
                                       ------------             -------------
Total issued                             8,470,881                84,982,132
Shares redeemed                         (6,532,837)              (65,492,971)
                                       ------------             -------------
Net increase                             1,938,044              $ 19,489,161
                                       ============             =============

Class A Shares for the Year                                         Dollar
Ended August 31, 2001                     Shares                    Amount

Shares sold                              11,486,006             $ 112,213,653
Shares issued to shareholders
in reinvestment of dividends                162,431                 1,583,430
                                       ------------              -------------
Total issued                             11,648,437               113,797,083
Shares redeemed                          (8,390,750)              (81,877,918)
Net increase                              3,257,687              $ 31,919,165
                                       ============              =============


Class B Shares for the Six Months                                   Dollar
Ended February 28, 2002                   Shares                    Amount

Shares sold                             16,448,881              $ 164,791,531
Shares issued to shareholders
in reinvestment of dividends               712,321                  7,112,467
                                       ------------              -------------
Total issued                            17,161,202                171,903,998
Automatic conversion of shares          (2,160,779)               (21,688,189)
Shares redeemed                         (7,400,014)               (74,006,375)
                                       ------------              -------------
Net increase                             7,600,409               $ 76,209,434
                                       ============              =============

Class B Shares for the Year                                         Dollar
Ended August 31, 2001                     Shares                    Amount

Shares sold                             18,912,495              $ 185,104,145
Shares issued to shareholders
in reinvestment of dividends             1,163,858                 11,346,482
                                       ------------              -------------
Total issued                            20,076,353                196,450,627
Automatic conversion of shares          (3,369,741)               (32,877,221)
Shares redeemed                        (12,822,475)              (124,664,599)
                                       ------------              -------------
Net increase                             3,884,137               $ 38,908,807
                                       ============              =============


Class C Shares for the Six Months                                   Dollar
Ended February 28, 2002                   Shares                    Amount

Shares sold                             12,613,154              $ 126,324,018
Shares issued to shareholders
in reinvestment of dividends               141,132                  1,408,506
                                       ------------              -------------
Total issued                            12,754,286                127,732,524
Shares redeemed                         (1,783,178)               (17,800,402)
                                       ------------              -------------
Net increase                            10,971,108              $ 109,932,122
                                       ============              =============

Class C Shares for the Year                                         Dollar
Ended August 31, 2001                     Shares                    Amount

Shares sold                              3,629,627               $ 35,584,338
Shares issued to shareholders
in reinvestment of dividends               125,177                  1,221,385
                                       ------------              -------------
Total issued                             3,754,804                 36,805,723
Shares redeemed                         (1,296,164)               (12,624,766)
                                       ------------              -------------
Net increase                             2,458,640               $ 24,180,957
                                       ============              =============


Class D Shares for the Six Months                                   Dollar
Ended February 28, 2002                   Shares                    Amount

Shares sold                              8,923,932               $ 89,093,655
Automatic conversion of shares           2,160,779                 21,688,189
Shares issued to shareholders
in reinvestment of dividends               754,435                  7,534,022
                                       ------------              -------------
Total issued                            11,839,146                118,315,866
Shares redeemed                         (8,189,399)               (81,940,866)
                                       ------------              -------------
Net increase                             3,649,747               $ 36,375,000
                                       ============              =============

Class D Shares for the Year                                         Dollar
Ended August 31, 2001                     Shares                    Amount

Shares sold                             13,133,960              $ 128,224,313
Automatic conversion of shares           3,369,741                 32,877,221
Shares issued to shareholders
in reinvestment of dividends             1,847,720                 17,998,322
                                       ------------              -------------
Total issued                            18,351,421                179,099,856
Shares redeemed                        (21,381,997)              (208,333,410)
                                       ------------              -------------
Net decrease                            (3,030,576)              $(29,233,554)
                                       ============              =============


Merrill Lynch U.S. Government Mortgage Fund, February 28, 2002

5. Short-Term Borrowings:

The Fund, along with certain other funds managed by FAM and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. On November 30, 2001, the credit agreement was renewed for one year under the same terms. The Fund did not borrow under the credit agreement during the six months ended February 28, 2002.

6. Capital Loss Carryforward:

At August 31, 2001, the Fund had a net capital loss carryforward of approximately $200,903,000, of which $175,708,000 expires in 2003, $16,733,000 expires in 2004, $4,697,000 expires in 2008 and $3,765,000 expires in 2009. This amount will be available to offset like amounts of any future taxable gains.

OFFICERS AND TRUSTEES

Terry K. Glenn, President and Trustee
Joe Grills, Trustee
Robert S. Salomon Jr., Trustee
Melvin R. Seiden, Trustee
Stephen B. Swensrud, Trustee
Jeffrey B. Hewson, Vice President
Donald C. Burke, Vice President and Treasurer
Phillip S. Gillespie, Secretary

Walter Mintz, Trustee of Merrill Lynch U.S. Government Mortgage Fund, has recently retired. The Fund's Board of Trustees wishes Mr. Mintz well in his retirement.

Custodian
The Bank of New York
90 Washington Street, 12th Floor
New York, NY 10286

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863